CONSENT OF COUNSEL

INVESCO HIGH INCOME TRUST II

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Prospectus for Invesco High Income Trust II (the “Fund”) included in Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-206405), and Amendment No. 15 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05769), on Form N-2 of the Fund, filed with the Securities and Exchange Commission on August 14, 2015.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

June 26, 2017